CODE OF ETHICS

ISTATEMENT OF POLICY

High ethical standards are essential for the success of Hardman Johnston Global Advisors LLC (“Hardman Johnston”) and to maintain the confidence of clients, including investors in the funds it manages (“clients”). Hardman Johnston’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All employees of Hardman Johnston must put the interests of Hardman Johnston’s clients before their own personal interests and/or the interests of Hardman Johnston and must act honestly and fairly in respects in dealing with clients. All Hardman Johnston personnel must also comply with all applicable Federal Securities Laws.

In recognition of Hardman Johnston’s fiduciary duty to its clients and Hardman Johnston’s desire to maintain high ethical standard, Hardman Johnston has adopted this Code of Ethics (the “Code”) pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940 , as amended (the “Advisers Act” and “The 1940 Act”, respectively). The Code contains provisions designed to (a) prevent improper personal trading by employees of Hardman Johnston; (b) identify conflicts of interest and (c) provide a means to resolve any actual or potential conflict of interest.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by Hardman Johnston. If any employee of Hardman Johnston has any doubt as to the propriety of any activity, they should consult with the Chief Compliance Officer (“CCO”), who is charged with the administration of this Code.

IIDEFINITIONS

A.Automatic Investment Plan means a program in which regular, periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

B.Beneficial Ownership means ownership by any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

An employee of Hardman Johnston is deemed to have Beneficial Ownership of an account maintained by or for:

1.the employee’s spouse/Domestic Partner and minor children;
2.Any individuals who live in the employee’s household and over whose purchases, sales or other trading activities the employee exercises control or investment discretion;

3.Any persons to whom the employee provides primary financial support, and either (a) whose financial affairs the employee controls, or (b) for whom the employee provides discretionary advisory services;
4.Any trust or other arrangement which names the employee as a beneficiary, remainderman or trustee; and
5.Any partnership, corporation or other entity in which the employee has a 25% or greater beneficial interest, or in which the employee exercises effective control1.

C.Domestic Partner means an individual who is (1) 18 years of age or older, (2) not related to the employee, (3) residing with the employee, (4) not currently in a civil union or marriage with a different person, (5) mutually responsible with the employee for each other, and (6) in an intimate, committed relationship of at least six (6) months duration with the employee.

A Domestic Partner may be an individual of the same-sex or opposite-sex of the employee.

D.Federal Securities Law means the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, as amended (“SOX”), the Advisers Act, the Investment Companies Act of 1940, as amended (the “’40 Act”), Title V of Gramm-Leach Bliley Act, as amended (“GLB”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank”), the Bank Secrecy Act (“BSA”) as it applies to investment advisers and funds and any rules adopted thereunder by the Securities and Exchange Commission (“SEC”) or the Department of the Treasury, and any rules adopted by the SEC.

E.Initial Public Offering means an offering of securities under the Securities Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of §13 or §15 of the Exchange Act.

F.Limited Offering means an offering that is exempt from registration pursuant to §4(d) or §4(6) or to Rules 504, 505 or 506 of the Securities Act.

G.Managed Accounts are any accounts where an employee does not have investment discretion or otherwise have direct or indirect influence or control over investment decisions and paperwork evidencing that lack of influence has been provided to the CCO.

H.Personal Account means any account, other than a Managed Account, in which an employee of Hardman Johnston has any Beneficial Ownership. All Personal Accounts must be held at a broker that provides electronic feeds of account statements and transactions to the firm’s third party compliance vendor, Financial-Tracking Technologies, unless otherwise permitted by the CCO.

I.Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

J.Reportable Fund means any registered investment company for which Hardman Johnston serves as investment adviser, sub-adviser, or whose investment adviser or principal underwriter controls Hardman Johnston, is controlled by Hardman Johnston or is under common control with Hardman Johnston. As of January 1, 2020, the Hardman Johnston
1 Does not include the limited partnerships or other commingled products offered by Hardman Johnston.

International Growth Fund became a Reportable Fund. At this time, there are no other Reportable Funds.

K.Reportable Security means a security as defined in §202(a)(18) of the Advisers Act, see below, except that it does not include:

1.Direct obligations of the Government of the United States;
2.Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments, including repurchase agreements;
3.Shares issued by money market funds;
4.Shares issued by opened-ended funds other than Reportable Funds; and
5.Shares issued by unit investment trusts that are invested exclusively in one or more open- ended funds, none of which are Reportable Funds.

L.Restricted list is the list of public companies in which an employee of the firm has material non-public information.

M.Restricted Security means any security that is listed on Hardman Johnston’s Restricted List or Watch List.

N.Security means any stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contact, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

O.Watch List includes companies that are: (1) not owned in the global, growth, international or large cap strategies or in any of the firm’s private funds or Reportable Funds; and (2) have a research rating of “Buy.”

IIIAPPLICABILITY OF THE CODE

The Code applies to all Personal Accounts of all employees of Hardman Johnston.

IVRESTRICTIONS ON PERSONAL INVESTMENT AND OTHER ACTIVITIES

A.PERSONAL TRADING

1.General. It is the responsibility of each Hardman Johnston employee to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable Federal Securities Laws. Personal securities transactions by employees may be effected only in accordance with the provisions of this Code.

2.Statements and Confirmations. Each employee is responsible for ensuring that each Personal Account containing Reportable Securities has a feed into the Financial-Tracking Technologies system. If such a feed is not available (e.g., the feed may take significant time to establish), the employee may receive permission from the CCO to instruct their broker-dealer or other financial institution that maintains any Personal Accounts which hold or may hold Reportable Securities for the Beneficial Ownership of the employee, to send no less frequently than quarterly, duplicate statements and confirmations for the accounts to the CCO.

3.Preclearance of Transactions in Personal Accounts. An employees must obtain the prior written approval of the CCO before engaging in any transaction in a personal account involving the acquisition or disposition of any Reportable Security other than shares issued by Exchange Traded Funds, including those of a Reportable Fund, and also including Reportable Securities acquired through an Initial Public Offering or Limited Offering.

A request for preclearance must be made by completing the online Trade Pre-Clearance Form and submitting for approval in advance of the contemplated transaction.

Any approval given under this paragraph will remain in effect until the close of business on the next business day following the date approval was granted (e.g. preclearance obtained on Monday will be effective until the close of the business on Tuesday).

a.Exception from Preclearance Requirements. The requirements of §IV(A)(3) above shall not apply to the following:

i.Purchases and sales of Reportable Securities which are part of an Automatic Investment Plan;
ii.Purchases and sales of Reportable Securities that are non-volitional on the part of the employee such as sales that are made pursuant to a merger, tender offer or exercise of rights; and
iii.Purchases and sales of Reportable Securities effected in, and the holdings of, any account over which the employee has no direct or indirect influence or control (e.g. blind trust, discretionary account, trust managed by third party, etc.).

4.Watch List. Employees may not purchase or sell securities on the firm’s Watch List. However, the Chief Compliance Officer may grant approval for an employee to sell a security on the Watch List if that security has declined more than 75% in value or in connection with a personal hardship or a life event such as the purchase of a residence.

5.Restricted List. Employees may not purchase or sell any securities on the firm’s Restricted List.

6.Holding Period. All Reportable Securities purchased by Hardman Johnston employees must be held for a minimum of 30 days from purchase before the employee can sell the security. The 30 day holding period does not to those securities exempted from pre-clearance listed in Section II(K) above. Each purchase of the same security has its own 30 day holding period.

7.Trading Blackout. Employees will not be permitted to trade a Security for a Personal Account within 1 calendar day before or after Hardman Johnston has traded that Security in a client or firm account. Therefore, if Hardman Johnston has traded a security in a client or firm account, no Personal Account trades will be permitted on the day of the trade and on the next calendar day.

Profits realized on transactions that are executed during blackout periods may be required to be disgorged to the firm. Transactions inadvertently executed by an employee during a trading blackout period will not be considered a violation and disgorgement will not be required provided that the transaction was effected in according with the pre-clearance procedures and without prior knowledge of any pending purchase or sale orders for that Security by Hardman Johnston firm or client accounts. All disgorged profits will be donated to a charitable organization in the name of the Company.

8.Transactions Contrary to Client or Firm Positions. No Hardman Johnston employee shall trade a Security in a Personal Account contrary to the investment decision on behalf of a Client or Firm Account.

9.Reporting2.

a.Holding Reports.

i.Initial Holdings Report – No later than ten (10) days after commencement of employment with Hardman Johnston or otherwise becoming an employee of Hardman Johnston, each employee must complete the Initial Employee Questionnaire. The sections of the Initial Employee Questionnaire relating to personal securities holdings must contain the following information (current as of a date not more than 45 days prior to the date of the report):

a)The title, number of shares and principal amount of each Reportable Security in which the employee has any direct or indirect Beneficial Ownership;
b)The name of any broker-dealer or other financial institution with which the employee maintains a Personal Account; and
c)The date the report is submitted by the employee.

In lieu of listing the title, number of shares and principal amount of each Reportable Security, the employee may provide brokerage account statements provided they contain the same information required to be reported in the Initial Holdings Report.

ii.Annual Holdings Report – No later than thirty (30) days after calendar year-end, each employee must submit to the CCO a signed and dated Annual Holdings/Activities Report. The Annual Holdings/Activities Report must contain the following information (current as of a date not more than 45 days prior of the date of the report):

2 All reporting forms are available online at www.financial-tracking.com. To access Hardman Johnston’s forms, employees must access the Hardman Johnston home page using their log in ID and password.

a)The title, number of shares and principal amount of each Reportable Security in which the employee has any direct or indirect Beneficial Ownership;
b)The name of any broker-dealer or other financial institution with which the employee maintains a Personal Account; and
c)The date that the report is submitted to by the employee.

Provided the employee has instructed his/her broker dealer or other financial institution to send, no less frequently than quarterly, duplicate statements and confirmations directly to the CCO, the employee will not be required to provide the information required under §IV(9)(a)(ii)(a)-(c) above.

b.Transaction Reports. No later than thirty (30) days after the end of each calendar quarter, each employee of Hardman Johnston must submit a Quarterly Report of Personal Securities Transactions listing all transactions during the previous calendar quarter in a Reportable Security in which the employee had any direct or indirect Beneficial Ownership. If an employee effected no transactions in Reportable Securities during the previous calendar quarter but maintains Personal Accounts, he/she is required to submit a reporting indicating that there were no transactions.

c.Exceptions to Reporting Requirements.

i.An employee need not submit any transaction reports with respect to transactions effected in Reportable Securities held in accounts over which the employee has no direct influence or control;
ii.An employee need not submit any transaction reports with respect to transactions effected pursuant to an Automatic Investment Plan; and
iii.An employee need not submit any transaction reports with respect to transactions effected in Reportable Securities provided the employee has instructed his/her broker-dealer or other financial institution to send, no less frequently than quarterly, duplicate statement and confirmations to the CCO and has confirmed that the CCO is receiving such statements and confirmations.

B.OUTSIDE BUSINESS ACTIVITIES/OUTSIDE INTERESTS

Hardman Johnston’s policy regarding Outside Business Activities (“OBAs”) and Outside Interests (“OIs”) is designed to prevent and deter potential conflicts of interest. OBAs and OIs should not interfere with an employee’s regular duties and responsibilities. Nor should any OBAs or OIs be perceived to conflict with the business of the firm or its clients.

An OBA is defined as any other business either as an employee, independent contractor, sole proprietor, officer, partner, director, trustee, agent or otherwise being compensated or having the reasonable expectation of compensation as a result of any business activity outside the scope of your association with Hardman Johnston. An OI is defined as a role that an employee holds in an organization where there is no compensation such as charitable, civic or fraternal organizations. Examples of OBAs and OIs include, but are not limited to:

•Working for and receiving compensation (directly or indirectly) from another organization or person;
•Having an elected or control position in a publicly or privately held company (including a family-owned business), which includes officer, director, partner, member or significant shareholder;
•Acting as the sole proprietor for a business;
•Receiving consulting fee; or
•Having a position or membership in a school board, real estate board or acting as an officer or director for a not-for-profit organization.

Employees of Hardman Johnston must disclose all OBAs and OIs and receive prior approval from the CCO, before engaging in the OBA. All newly hired employees must also disclose their OBAs to the CCO for review and approval before continuing their involvement with their OBAs Employees must complete the Annual Holdings/Activities Report listing their OBAs/OIs.

1.Service on Boards of Directors. An employee of Hardman Johnston shall not serve as director (or similar position) on the board or as an officer of any company, public or private, unless the employee has received written approval from the CCO and Hardman Johnston has adopted policies to address such service as needed.

2.Outside Employment. Any outside employment of an employee must be approved by the CCO and Chief Operating Officer (“COO”).

3.Confidentiality. All reports of outside business activities filed pursuant to this Code shall be treated as confidential to the extent permitted by law.

C.BUSINESS GIFTS AND ENTERTAINMENT

1.Gifts.    Hardman Johnston employees are prohibited from accepting or giving gifts greater than $100 in value, in the aggregate, annually, from or to any person or company that does business with or is seeking to do business with Hardman Johnston or a private investment vehicle managed by Hardman Johnston. Upon written approval of the CCO, exceptions may be made when the gift is to or from an individual who, in addition to being a client or business partner of Hardman Johnston’s, is a personal friend of the person providing or receiving the gift.

Promotional items of nominal value that display a company logo are not deemed to be gifts. In addition, gifts for milestones are permissible, if of a nominal value. The CCO must approve any such milestone gift prior to its receipt or delivery.

Gifts of cash (or equivalents, such as gift certificates), securities and loans to or from a person or company with whom Hardman Johnston has a potential or actual business relationship (except for an arm’s length business arrangement with a registered financial entity), are expressly prohibited.

Gifts of food or other perishable items received at the office around the holidays, provided they are placed in a public area for the enjoyment of all employees, will be deemed received by all employees and the value to each employees, individually, will be deemed nominal.

ERISA Fiduciary or Restricted Recipient. ERISA Fiduciaries are individuals considered part of the Restricted Recipient (“RR”) population that provides one of the following services: (1) Persons who have discretion or provide investment advice regarding the investments of an ERISA

Plan or IRA; or (2) Persons who select or influence the selection of service providers – e.g., brokers, custodians, external money managers – of an ERISA Plan or IRA.

In addition to ERISA Fiduciaries, any of the following are considered RRs: (1) Public Officials; (2) U.S. Union Officials; (3) Employees of Exchanges, self-regulatory organizations or other examiners; and (4) Employees of credit rating agencies or other National Recognized Statistical Rating Organizations.

Pre-Approval/Reporting Required. All gifts given by Hardman Johnston employees regardless of amount or value must be pre-cleared unless the gift is de minimis ($10 or less). Hardman Johnston personnel seeking approval for such activity must complete the Gift Pre-Clearance Form and submit it for approval.

All gifts, except for de minimis ones, received from clients or potential clients must be reported using the Gift Reporting Form.

Gifts to RRs are subject to $250 aggregate gift and entertainment limit per recipient, per calendar year. De minimis gifts ($10 or less) do not require pre-approval and are not subject to the annual limit.

Donations to charitable organizations associated with a labor organization should be pre-cleared pursuant to the Charitable Contributions procedures set out below in Section D.

Following are examples of potentially reportable items:

•Meals
•Gifts
•Sporting event tickets
•Retirement dinners
•Golf (including charity golf tournaments, hole sponsorship, etc.)
•Advertising at union or Taft-Hartley related functions
•Sponsorship of union conferences, other events

2.Entertainment. An employee may participate in business entertainment, including meals and attend or invite third parties to sporting or cultural events if the entertainment is not lavish, frequent or extensive as to raise any questions of impropriety. Any meals, ticketed events, outings or other events offered to clients are required to have at least one Hardman Johnston employee present at the event.

Entertainment for ERISA Fiduciaries and RRs. This is subject to the $250 gift and entertainment limit per recipient, per calendar year limit.

Reporting/Pre-Approval. All Entertainment for ERISA Fiduciaries and RRs must be reported to the CCO using the Entertainment Reporting Form. Entertainment for clients who are not ERISA Fiduciaries or RRs is subject to the following rules: (1) Entertainment over $100 per person must be reported to the CCO using the Entertainment Reporting Form; (2) Any proposed entertainment over $250 must be pre- approved by the CCO using the Entertainment Reporting Form.

D.CHARITABLE CONTRIBUTIONS

Hardman Johnston permits reasonable business-related charitable contributions to foreign and domestic charities. Employees may not request a charitable contribution from the firm if the intent or effect of making such contribution is to influence the business judgment of a business colleague or client inappropriately.
Charitable donations must be given to charitable organizations for proper charitable purposes and cannot be used as disguised incentives to clients or prospective clients to invest money with Hardman Johnston. All business-relate charitable are subject to the provisions below.

1.Reasonable in value and frequency. All donations must be reasonable in value and frequency.

2.Approval required. All charitable contributions must be approved by the CCO and a designated business approver. A completed approval form must then be provided to a member of the Finance group for payment.

3.Personal Charitable Donations. Employees may wish to make charitable contributions in their private capacity with their own funds, and Hardman Johnston does not prohibit them from doing so. All Hardman Johnston employees should note, however, that they or the firm could be held liable under applicable anti-corruption laws – and employees could be subject to discipline under Hardman Johnston’s Code of Ethics – if these contributions are made with an intent to persuade a client or prospective client to invest through Hardman Johnston.

Employees should consider the following questions with regard to any such contributions:

•Is the contribution to an entity or individual that is a client of Hardman Johnston or is affiliated with a Hardman Johnston client?
•Is there any reason to believe that making the contribution might influence Hardman Johnston’s ability to obtain or maintain business with the entity or individual affiliated with the entity?

If the answer to either of these questions is “yes”, then the employee should seek guidance from the CCO before proceeding.

THE FIRM MAY NOT DO INDIRECTLY THAT WHICH IT CANNOT DO DIRECTLY. This includes employees giving “personal” charitable donations which are understood by the recipient to come from the firm.

VINSIDER TRADING

All Hardman Johnston employees are prohibited from trading, either personally or on behalf of others, in any security (whether Reportable or Non-Reportable) on the basis of material, non-public information (“MNPI”) in violation of the law. In addition, Hardman Johnston’s employees are prohibited from communicating material, non-public information to any person in violation of the law. This prohibited conduct is frequently referred to as “insider trading”.

MNPI is information about a company or entity that is not publicly available and information that is reasonably expected to affect the price of a security and any related financial instrument. MNPI can also be referred to as “confi” or “Inside Information.” Examples of MNPI include offerings marked “confidential”, information related to M&A or corporate restructurings, and earnings or financial projections before they are reported. In addition, governmental non-public information such as information about confidential drug studies or congressional activity also may be MNPI. Examples of sources of MNPI include company management, third party brokers and salespersons, and consultants or expert networks.

Any questions regarding MNPI or insider trading should be directed to the CCO.

A.PROCEDURES TO IMPLEMENT HARDMAN JOHNSTON’S POLICY AGAINST INSIDER TRADING

Every employee of Hardman Johnston must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. If you have any questions about these procedures, you should consult with the CCO.

1.Steps to Take If In Possession of Material Non-Public Information. If you believe that information in your possession is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

a.Report the matter immediately to the CCO;
b.Do not purchase or sell the securities on behalf of yourself or others, including private client accounts managed by Hardman Johnston; and
c.Do not communicate the information inside or outside Hardman Johnston (including to existing or prospective clients), other than to the CCO as listed above.

After the CCO has reviewed the issue and consulted with counsel, as appropriate, you will be instructed to continue the prohibitions against trading and communication or you will be allowed to trade based on and communicate the information. If it is determined that an employee is in possession of material non-public information about a public company, that company will be placed on the firm’s restricted list.

2.Restricting Access to Material Non-Public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within Hardman Johnston, except as provided above. All employees should take appropriate measures to prevent the flow of such material, non-public information from personnel of Hardman Johnston to others within the organization to the extent possible. Such measures may include, but are not limited to:

a.Sealing files containing material, non-public information;
b.Physically isolating from other personnel at Hardman Johnston, the person or persons who have or who may be in receipt of material, non-public information; and
c.Restricting access to computer files containing material, non-public information.

3.Personal Securities Trading. Hardman Johnston’s Code contains restrictions on the personal securities trading of employees. A personal securities transaction that would otherwise be permissible under the Code is not permissible under this policy if the employee is in possession of material, non-public information. The CCO maintains a Restricted List which includes securities on which Hardman Johnston, or an employee of Hardman Johnston possesses material, non-public information. The CCO will confirm that no security for which pre-clearance is requested is included on the Restricted List prior to granting approval.

VIRECORDKEEPING

The CCO shall maintain records in the manner and extent set forth below, and these records shall be available for examination by representatives of the SEC upon request:

•A copy of the Code which is, or at any time within the past five (5) years has been, in effect shall be preserved in an easily accessible place;
•A record of any violation of the Code and of any action taken as a result of such violation shall be preserved for a period of not less than five (5) years following the end of the fiscal year in which the violation occurred, the first two years in an easily accessible place;
•A copy of each written acknowledgement of receipt of the Code for each person who is currently, or within the past five (5) years was, a Supervised Person and (ii) each report made by an employee of Hardman Johnston pursuant to the Code, and any brokerage or account statements shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which the last entry was made on such record, the first two (2) years in an easily accessible place;
•A record of any decision and supporting reasons, as needed, for approving a pre-clearance request for at least five (5) years after the end of the fiscal year in which the approval is granted; and
•A written report detailing any matter reported to the CCO in which Hardman Johnston, or an employee of Hardman Johnston, has come into possession of material, non-public information.
•A record of all employees, who currently are, or within the past five (5) years were, required to make any holdings reports pursuant to the Code or responsible for reviewing such reports.
•A copy of each written report, furnished no less than annually, to a Reportable Fund’s board of directors that (i) describes any issues arising under the Code, including any material violations of the Code, and any sanctions imposed in response to such violations and (ii) certifies that Hardman Johnston has adopted procedures reasonably necessary to prevent employees from violating the Code shall be maintained for at least five (5) years following the end of the fiscal year in which the latest written report was furnished to the Reportable Fund’s board of directors, first two (2) years in an easily accessible place.

VIIOVERSIGHT OF THE CODE

The CCO is responsible for the oversight of this Code and for ensuring that all employees have access to the current version of it. Upon employment, the CCO will provide the new employee with access to the Code. Additionally, whenever there is a material change to the Code, but no less frequently than annually, the CCO shall distribute a copy of the Code to all employees. All employees of Hardman Johnston will be required to acknowledge, in writing, receipt and understanding of the Code and affirm that they will adhere to its requirements.3

A.AUTHORITY TO EXEMPT TRANSACTIONS

The CCO has the authority to exempt any Supervised Person or any personal securities transactions in Reportable Securities from any or all of the provisions of this Code if the CCO determines that such exemption would not be against any client interests and is consistent with Hardman Johnston’s obligations under the Advisers Act. The CCO will prepare a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

B.SANCTIONS

3 Non-material, administrative updates may be distributed via e-mail or memo and not require signed acknowledgement of receipt until the next distribution of the Code in its entirety.

Hardman Johnston’s executive management (i.e. the CEO, President and Senior Vice President), with the advice of counsel, when appropriate, at their discretion, shall consider reports made to them by the CCO regarding violations of this Code and may impose such sanctions or remedial actions as they deem appropriate or to the extent required by law. These sanctions may include, among other things, fines, disgorgement of profits, suspension of trading privileges, suspension or termination of employment and/or reporting the employee to the appropriate authorities who may impose criminal or civil sanctions.

C.FORM ADV DISCLOSURE

The CCO shall ensure that Hardman Johnston’s Form ADV Part 2A describes the Code, offers to provide a copy of the Code to any client or prospective client upon request and provide such copy upon request.

D.Reportable Fund Board Reporting

Pursuant to Rule 17j-1 of the 1940 Act, the CCO shall cause the Hardman Johnston to provide the Board of any Reportable Fund with a written report or the information sufficient to create such a report describing, among other things, any issues regarding, changes to, or material violations under the Code.

Effective:    December 2020